Exhibit (g)(1)(B)

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This Amendment to Master Custodian Agreement (“Amendment”) is made as of October 1, 2015, by and among each registered investment company party thereto (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, each Fund and the Custodian entered into that certain Master Custodian Agreement dated as of September 26, 2008 (as amended, modified and supplemented from time to time, the “Agreement”); and

WHEREAS, each Fund and the Custodian desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing, each Fund, acting on its own behalf separately from all of the other investment companies and not jointly or jointly and severally with any of the other investment companies, and the Custodian hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.          A new Section 23 shall be added to the Agreement, as follows.

“Section 23.         Foreign Exchange.

Section 23.1.          Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

Section 23.2.          Fund Elections. Each Fund (or its investment manager or investment advisor (“Investment Advisor”) acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications (which means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers), the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

Section 23.3.          Fund Acknowledgement. Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)          shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

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(ii)         shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)        shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

Section 23.4.          Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.

Section 23.5.          No Retroactive Effect. The parties agree that this Section 23 shall have no retroactive effect as to the Funds.”

2.          Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

EACH REGISTERED INVESTMENT COMPANY
PARTY TO THE AGREEMENT

By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

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